                                                                      EXHIBIT 12


                                                        March __, 2003




Janus Aspen Series
100 Fillmore Street
Denver, Colorado 80206-4928

Berger Institutional Products Trust
210 University Boulevard
Denver, Colorado 80206




     RE:      REORGANIZATIONS OF BERGER IPT FUNDS INTO JANUS ASPEN SERIES FUNDS

Ladies and Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the reorganizations ("REORGANIZATIONS") by and between Janus Aspen Series, a Delaware business trust (the "ACQUIRING TRUST"), on behalf of Janus Aspen Growth Portfolio, Janus Aspen Growth and Income Portfolio and Janus Aspen International Growth Portfolio, each a separate series of the Acquiring Trust (each an "ACQUIRING FUND" and, collectively, the "ACQUIRING FUNDS") and Berger Institutional Products Trust, a Delaware statutory trust, (the "TARGET TRUST"), on behalf of Berger IPT - Growth Fund, Berger IPT - Large Cap Growth Fund and Berger IPT -International Fund, each a separate series of the Target Trust (each a "TARGET FUND" and, collectively, the "TARGET FUNDS"). The Acquiring Funds and Target Funds are referred to herein collectively as the "FUNDS."

         The Reorganizations contemplate the transfer of all the assets of each Target Fund to its corresponding Acquiring Fund as set forth in Exhibit A attached hereto in exchange for voting shares of beneficial interest, par value $.001 per share, of the corresponding Acquiring Fund (the "ACQUIRING FUND SHARES") and the assumption by each Acquiring Fund of all the liabilities of its corresponding Target Fund. Thereafter, the Acquiring Fund Shares received by each Target Fund will be distributed to the shareholders of such Target Fund in complete liquidation and termination or dissolution of the Target Fund. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of [December 10, 2002] (the "PLAN"),

[VEDDER PRICE LETTERHEAD]

Janus Aspen Series
Berger Institutional Products Trust
March __, 2003
Page 2


entered into by and among the Acquiring Trust and the Target Trust on behalf of their respective Funds.

         In rendering this opinion, we have reviewed and relied upon statements made to us by certain of your officers. We have also examined certificates of such officers and such other agreements, documents, and corporate records that have been made available to us and such other matters as we have deemed relevant for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

         Our opinion is based, in part, on the assumption that the Reorganizations described herein will occur in accordance with the agreements (including the Plan) and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations are accurate as of the date hereof and will be accurate on the effective date of the Reorganizations (the "EFFECTIVE TIME"). We have undertaken no independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

         For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, including without limitation those certain representations made to us by duly authorized officers of the respective Acquiring Trust and Target Trust, on behalf of each of the Funds in a letter dated [March ___, 2002], it is our opinion that for federal income tax purposes:

         1. The transfer by each Target Fund of all of its assets solely in exchange for Acquiring Fund Shares of its corresponding Acquiring Fund and the assumption by such Acquiring Fund of all the liabilities of its corresponding Target Fund, followed by the distribution of the Acquiring Fund Shares so received to the shareholders of such Target Fund in dissolution and complete liquidation of such Target Fund will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "CODE"), and each such Acquiring Fund and Target Fund will each be "a party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to its respective Reorganization.

         2. No gain or loss will be recognized by an Acquiring Fund upon the receipt of the assets of its corresponding Target Fund solely in exchange for the Acquiring Fund Shares of such Acquiring Fund and the assumption by such Acquiring Fund of all the liabilities of such Target Fund. (Section 1032(a) of the Code).

[VEDDER PRICE LETTERHEAD]

Janus Aspen Series
Berger Institutional Products Trust
March __, 2003
Page 3


         3. No gain or loss will be recognized by a Target Fund upon the transfer of all of its assets to its corresponding Acquiring Fund solely in exchange for Acquiring Fund Shares of such Acquiring Fund and the assumption by such Acquiring Fund of all the liabilities of such Target Fund or upon the distribution of the Acquiring Fund Shares to such Target Fund shareholders in exchange for such shareholders' shares of such Target Fund. (Sections 361(a) and (c) and 357(a) of the Code).

         4. No gain or loss will be recognized by a Target Fund's shareholders upon the exchange of all of their Target Fund shares solely for Acquiring Fund Shares of the corresponding Acquiring Fund pursuant to its respective Reorganization. (Section 354(a) of the Code).

         5. The aggregate tax basis of the Acquiring Fund Shares of an Acquiring Fund received by shareholders of the corresponding Target Fund pursuant to its respective Reorganization will be the same as the aggregate tax basis of the shares of such Target Fund exchanged therefor. (Section 358(a)(1) of the Code).

         6. The holding period of the Acquiring Fund Shares of an Acquiring Fund received by shareholders of the corresponding Target Fund in its respective Reorganization will include the holding period during which the shares of such Target Fund exchanged therefor were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time of its respective Reorganization. (Section 1223(1) of the Code).

         7. The tax basis of the assets of a Target Fund received by its corresponding Acquiring Fund will be the same as the tax basis of such assets when held by such Target Fund immediately before its respective Reorganization. (Section 362(b) of the Code).

         8. The holding period of the assets of a Target Fund received by its corresponding Acquiring Fund will include the period during which such assets were held by such Target Fund. (Section 1223(2) of the Code).

                                      FACTS

         Our opinion is based upon the above referenced representations and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

         Each of the Acquiring Funds is a separate series of the Acquiring Trust, and each of the Target Funds is a separate series of the Target Trust. Each of the Acquiring Trust and Target Trust has been registered and operated since it commenced operations as an open-end, management investment company under the Investment Company Act of 1940. Each of the

[VEDDER PRICE LETTERHEAD]

Janus Aspen Series
Berger Institutional Products Trust
March __, 2003
Page 4


Target Funds and Acquiring Funds has qualified and will qualify as a regulated investment company under Section 851 of the Code for each of its taxable years (including each Target Fund's last short taxable period ending on the Effective
Time), and has distributed and will distribute all or substantially all of its income so that the Funds and their shareholders have been and will be taxed in accordance with Section 852 of the Code. After the Reorganizations, the Acquiring Funds intend to continue to so qualify.

         Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the following will occur: (a) the transfer of all the assets of each Target Fund to its corresponding Acquiring Fund solely in exchange for voting shares of beneficial interest of such Acquiring Fund; (b) the assumption by each Acquiring Fund of the liabilities of its corresponding Target Fund; and (c) the pro rata distribution of the Acquiring Fund Shares so received by each Target Fund to its respective shareholders. The assets of each Target Fund to be acquired by the corresponding Acquiring Fund consists of all property, including, without limitation, all cash, securities, commodities, interests in futures and dividends or interest receivables, owned by such Target Fund and any deferred or prepaid expenses shown as an asset on the books of such Target Fund.

         As soon as practicable after the Effective Time, each Target Fund will be completely liquidated and will distribute all of the Acquiring Fund Shares it receives pro rata to its shareholders of record in exchange for such shareholders' interests in the Target Fund. Such distribution will be accomplished by opening accounts on the share records of the corresponding Acquiring Fund in the names of the shareholders of the corresponding Target Fund and transferring to those shareholder accounts the pro rata number of Acquiring Fund Shares of such Acquiring Fund due each shareholder.

         As a result of the Reorganizations, each shareholder of a Target Fund will own Acquiring Fund Shares of its corresponding Acquiring Fund that will have an aggregate per share net asset value immediately after the Effective Time equal to the aggregate per share net asset value of that shareholder's Target Fund shares immediately prior to the Effective Time. Since Acquiring Fund Shares of an Acquiring Fund issued to the shareholders of the corresponding Target Fund will be issued at net asset value in exchange for the net assets of such Target Fund having a value equal to the aggregate per share net asset value of those Acquiring Fund Shares so issued, the net asset value of the Acquiring Fund Shares of each Acquiring Fund should remain virtually unchanged as a result of its respective Reorganization.

         In approving the Reorganizations, the respective Board of Trustees of the Acquiring Trust and the Target Trust have identified certain benefits that are likely to result from combining the Funds, including administrative and operating efficiencies. Each Board also considered the possible risks and costs of combining the Funds and determined that each of the

[VEDDER PRICE LETTERHEAD]

Janus Aspen Series
Berger Institutional Products Trust
March __, 2003
Page 5


Reorganizations is likely to provide benefits to the shareholders of the Funds that outweigh the costs incurred.

                                   CONCLUSION

         Based on the foregoing, it is our opinion that the transfer of all of the assets of each Target Fund, pursuant to the Plan, in exchange for voting shares of beneficial interest of its corresponding Acquiring Fund and the assumption by such Acquiring Fund of such Target Fund's liabilities will qualify as a reorganization under Section 368(a)(1) of the Code.

         The opinions set forth above with respect to (i) the nonrecognition of gain or loss to each Target Fund and Acquiring Fund, (ii) the basis and holding period of the assets received by each Acquiring Fund, (iii) the nonrecognition of gain or loss to each Target Fund's shareholder upon the receipt of the Acquiring Fund Shares of the corresponding Acquiring Fund, and (iv) the basis and holding period of the Acquiring Fund Shares received by each Target Fund shareholder, follow as a matter of law from the opinion that the transfers under the Plan will qualify as reorganizations under Section 368(a) of the Code.

         The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the position of the Internal Revenue Service (the "Service") reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein.

         Our opinion is limited to those federal income tax issues specifically considered herein and is addressed to and is only for the benefit of the Acquiring Trust and the Target Trust. We do not express any opinion as to any other federal income tax issues, or any state, local or foreign tax law issues, arising from the transactions contemplated in the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

[VEDDER PRICE LETTERHEAD]

Janus Aspen Series
Berger Institutional Products Trust
March __, 2003
Page 6


         We consent to the filing of this opinion as an Exhibit to the Registration Statement on Form N-14 (File No. 333-_______) relating to the Reorganizations.



                                          Very truly yours,



                                          VEDDER, PRICE, KAUFMAN & KAMMHOLZ

[VEDDER PRICE LETTERHEAD]

Janus Aspen Series
Berger Institutional Products Trust
March ___, 2003
Page 7




                                    EXHIBIT A

                         SUMMARY OF THE REORGANIZATIONS
              (shareholders of each Target Fund will receive shares
            of the corresponding Acquiring Fund as designated below)



BERGER INSTITUTIONAL PRODUCTS TRUST                                 JANUS ASPEN SERIES
          (TARGET FUND)                                              (ACQUIRING FUND)
-----------------------------------                          ----------------------------------

Berger IPT -- Growth Fund                                    JAS Growth Portfolio
                                                             --  Institutional Shares

Berger IPT-- Large Cap Growth Fund                           JAS Growth and Income Portfolio
                                                             --  Institutional Shares

Berger IPT-- International Fund                              JAS International Growth Portfolio
                                                             --  Institutional Shares